Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JULY 22, 2008, COPIES OF WHICH ARE ON FILE WITH THE WARRANT AGENT.

WARRANT

to purchase

[    ]

Shares of Common Stock of

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

a Massachusetts Corporation

** Exercisable only if countersigned by the Warrant Agent as Provided Herein**

No.	Issue Date:

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning set forth in Section 6.9(a) of the Investment Agreement.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Warrantholder requesting such Appraisal Procedure, except (A) the fees and expenses of the appraiser appointed by the Company and any other costs incurred by the Company shall be borne by the Company and (B) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company’s initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

“Beneficially Own” or “Beneficial Owner” has the meaning set forth in Section 4.1(f) of the Investment Agreement.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, or any successor statute.

“Board of Directors” has the meaning set forth in Section 2.2(a)(1) of the Investment Agreement.

“Board Representative” has the meaning set forth in Section 4.3(a) of the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the Commonwealth of Massachusetts generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such person and (B) with respect to any person that is not a corporation or company, any and all partnership or other equity interests of such person.

“CIBC Act” means the Change in Bank Control Act of 1978, as amended, or any successor statute.

“Common Stock” has the meaning set forth in Section 2.

“Company” has the meaning set forth in the preamble of the Investment Agreement.

“Company Subsidiary” has the meaning set forth in Section 2.2(a)(2) of the Investment Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $6.62; provided, that the foregoing shall be subject to adjustment or limitation as set forth herein.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Warrantholder does not accept the Board of Director’s calculation of fair market value and the Warrantholder and the Company are unable to agree on fair market value, the Appraisal Procedure shall be used to determine Fair Market Value.

“Fundamental Change” means the occurrence of one of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than one of the Company’s Subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that Beneficially Owned, directly or indirectly, voting shares of the Company immediately prior to such transaction Beneficially Own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or

(iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Governmental Entities” has the meaning set forth in Section 1.2(b)(1)(A) of the Investment Agreement.

“Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.

“Investment Agreement” means the Investment Agreement, dated as of July 22, 2008, as may be amended from time to time, between the Company and Purchaser.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (A) the closing sale price for such day reported by The Nasdaq Global Select Market if such security is traded over-the-counter and quoted in The Nasdaq Global Select Market, or (B) if such security is so traded, but not so quoted, the average of the closing reported bid and ask prices of such security as reported by The Nasdaq Global Select Market or any comparable system, or (C) if such security is not listed on The Nasdaq Global Select Market or any comparable system, the average of the closing bid and ask prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice.

“person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preferred Stock” shall have the meaning set forth in the recitals of the Investment Agreement.

“Preliminary Fundamental Change” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation that stockholders tender in response to a tender or exchange offer, that could reasonably be expected to result in a Fundamental Change upon consummation.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E thereunder, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Company Subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchaser” has the meaning set forth in the preamble of the Investment Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning set forth in the recitals of the Investment Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.

“Stockholder Approvals” means all stockholder approvals necessary to (A) approve the exercise of this Warrant for the Shares and the issuance of any Shares which may be issued pursuant to the terms of this Warrant for purposes of Rule 4350(i) of the NASDAQ Marketplace Rules, and (B) amend the Restated Articles of Organization of the Company, as amended, to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the exercise of this Warrant for the Shares. For the avoidance of doubt, the Stockholder Approvals shall be deemed to be obtained for the purposes of this Warrant only if all of the foregoing approvals shall have been obtained.

“Subsidiary” has the meaning set forth in Section 2.2(a)(2) of the Investment Agreement.

“Underlying Security Price” has the meaning set forth in Annex 1.

“Voting Securities” has the meaning set forth in the BHC Act and any rules or regulations promulgated thereunder.

“Warrant Agent” has the meaning set forth in Section 3.

“Warrant Agreement” means the Warrant Agreement, dated as of [    ], 2008, between the Company and the Warrant Agent.

“Warrant Certificate” means this certificate evidencing the Warrant.

“Warrantholder” has the meaning set forth in Section 2.

“Warrant” means the Warrant issued pursuant to the Warrant Agreement and subject to the Investment Agreement.

2. Number of Shares; Exercise Price. This certifies that, for value received, [NAME OF HOLDER], its affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole at any time or in part from time to time, after the receipt of Stockholder Approvals, [            ] fully paid and nonassessable shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”), at a purchase price per share of Common Stock equal to the Exercise Price. The number of shares of Common Stock (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock”, “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. This Warrant is issued pursuant to and in accordance with the Warrant Agreement, and will be subject to the additional terms and conditions set forth in the Warrant Agreement.

3. Exercise of Warrant; Term. Subject to the terms and conditions hereof, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after 9:00 a.m., New York City time, on the date hereof, but in no event later than 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance of the Warrant (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto,

duly completed and executed on behalf of the Warrantholder, at the corporate trust office of [                    ], or his successor as warrant agent (the “Warrant Agent”), at Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, MA 02109 (or such other office or agency of the Warrant Agent in the United States as it or the Company may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(i) by tendering to the Warrant Agent in cash, by certified or cashier’s check or by wire transfer payable to the order of the Company, or

(ii) by having the Warrant Agent withhold shares of Common Stock issuable upon exercise of this Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised, based on the Market Price of the Common Stock on the trading day immediately prior to the date on which this Warrant is exercised and the Notice of Exercise is delivered to the Warrant Agent.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Warrant Agent, on behalf of the Company, within a reasonable time, and in any event not exceeding three business days, a new Warrant Certificate in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares issuable pursuant to the Warrant evidenced by the Warrant Certificate and the number of Shares as to which the Warrant is so exercised. Notwithstanding anything in the Warrant Certificate to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for the Shares is subject to the following conditions and limitations:

(A) this Warrant shall only be exercisable if the Company shall have first received the Stockholder Approvals;

(B) a Warrantholder shall not be entitled to exercise this Warrant for a number of Shares that would cause such Warrantholder and its Affiliates, collectively, to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, 10% or more of any class of Voting Securities of the Company outstanding at such time (excluding for purposes of this calculation any reductions in the percentage of Voting Securities such Warrantholder and its Affiliates so owns, controls or has the power to vote resulting from transfers by Purchaser and its Affiliates of Securities purchased by Purchaser pursuant to the Investment Agreement; it being understood, for the avoidance of doubt, that no Security shall be included in any such percentage calculation to the extent it cannot by its terms be converted into or exercisable for Voting Securities by a Warrantholder or its Affiliates at the time of such measurement or transfer).

4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named person or persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will, upon receipt of the Stockholder Approvals, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which the Warrant Certificate and payment of the Exercise Price are delivered to the Warrant Agent in accordance with the terms hereof, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. Subject to receipt of the Stockholder Approvals, the Company will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock issuable upon exercise of this Warrant. The Company will (A) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded and (B) maintain the listing of such Shares after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded. Before taking any action which would cause an adjustment pursuant to Section 12 to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Exercise Price as so adjusted.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.

6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment.

(A) Subject to compliance with clause (B) of this Section 8, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office of the Warrant Agent described in Section 3, and delivery of the form of assignment annexed hereto, duly completed and executed. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B) Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares issued upon exercise of this Warrant, shall be subject to the applicable restrictions as set forth in Section 4.2 of the Investment Agreement.

(C) If and for so long as required by the Investment Agreement, the Warrant Certificate shall contain a legend as set forth in Section 4.4 of the Investment Agreement.

9. Exchange and Registry of Warrant. The Warrant evidenced by this Warrant Certificate is exchangeable, upon the surrender hereof by the Warrantholder to the office of the Warrant Agent referred to in Section 3, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Warrant Agent shall maintain a registry in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates (showing the name and address of the Warrantholder as the registered holder of this Warrant) and exchanges and transfers thereof. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Warrant Agent referred to in Section 3, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it and the Company of the loss, theft, destruction or mutilation of the Warrant Certificate, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Warrant Agent and the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall execute, and an authorized officer of the Warrant Agent shall manually countersign and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

12. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment to the Exercise Price of the Warrant shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and any rules or regulations promulgated thereunder, Voting Securities which (assuming, for this purpose only, full conversion and/or exercise of all such securities) would represent 25% or more of any class of Voting Securities outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Warrantholder and its Affiliates so owns, controls or has the power to vote resulting from transfers by Purchaser and its Affiliates of Securities purchased by Purchaser pursuant to the Investment Agreement). Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as applicable with respect to the dividend, distribution, subdivision, reclassification or combination giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Company Subsidiary, (iii) of assets (excluding Ordinary Cash Dividends or dividends or distributions referred to in Section 12(A)), or (iv) of rights or warrants, in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on The NASDAQ Global Select Market without the right to receive such dividend or distribution, minus the Fair Market Value of the shares or evidences of indebtedness or assets or rights or warrants to be so distributed in respect of one share of Common Stock, and (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(D) Business Combinations. Subject to Section 13 of this Warrant, in case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 12(A)), this Warrant shall be exercisable for the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(E) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(F) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(G) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than actions described in this Section 12, which in the opinion of the Board of Directors would materially and adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board of Directors after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board of Directors to provide for any such adjustment will be evidence that the Board of Directors has determined that it is equitable to make no such adjustments in the circumstances.

(H) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall forthwith file at the office of the Warrant Agent referred to in Section 3, a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first-class postage prepaid, to each Warrantholder at the address appearing in the Warrant registry.

(I) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholders, by first-class mail at their addresses in the Warrant registry, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(J) No Impairment. The Company will not, by amendment of its articles of organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and the Warrant Agreement and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(K) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any action which may be necessary, including obtaining regulatory, NASDAQ or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

(L) Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

13. Fundamental Change. Upon the occurrence of a Preliminary Fundamental Change or Fundamental Change, and by delivering written notice thereof to the Warrant Agent, the Warrantholder may cause the Company to purchase any Warrant, in whole or in part, acquired hereunder that the Warrantholder then holds, at the higher of (i) the Fair Market Value of the Warrant and (ii) a valuation based on a computation of the option value of the Warrant using Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Annex 1. Payment by the Company to the Warrantholder of such purchase price shall be due upon the occurrence of the Fundamental Change, subject to the mechanics described in the last paragraph of Annex 1. At the election of the Company, all or any portion of such purchase price may be paid in cash or shares of Common Stock valued at the Market Price of a share of Common Stock as of (A) the last trading day prior to the date on which this payment occurs or (B) the first date of the announcement of such Preliminary Fundamental Change or Fundamental Change (whichever is less), so long as such payment does not cause either (i) the Company to fail to comply with applicable NASDAQ requirements or the requirements of any other Governmental Entities or (ii) the Warrantholder being deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and the rules and regulations promulgated thereunder, 25% or more of any class of Voting Securities of the Company outstanding at such time (assuming, for this purpose only, full conversion of all securities owned by such Warrantholder and its Affiliates that are convertible into or exercisable for Voting Securities and excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Warrantholder and its Affiliates so owns, controls or has the power to vote resulting from transfers by Purchaser and its Affiliates of Securities purchased by Purchaser pursuant to the Investment Agreement) or otherwise be in violation of the ownership limitations under the BHC Act or any other federal banking laws or regulations promulgated thereunder. To the extent that a payment in shares of Common Stock would exceed such limitations, once the maximum number of shares of Common Stock that would not exceed such limitations has been paid, the remainder of such purchase price may be paid, at the option of the Company and provided the issuance of securities would not exceed such limitations, in the form of cash or equity securities of the Company having a Fair Market Value on a fully-distributed basis equal to the value (determined as provided above) of the shares of Common Stock that would have been issued to the Warrantholder in the absence of the limitations described in this sentence. The Company agrees that it will not take any action resulting in a Preliminary Fundamental Change or Fundamental Change in the absence of definitive documentation providing for such election right of the Warrantholder pursuant to this Section 13. Following a Preliminary Fundamental Change, the Warrantholder shall not be restricted from engaging in any hedging or derivative program reasonably necessary in the opinion of the Warrantholder to secure the option value of this Warrant so adjusted. For the avoidance of doubt, it is understood and agreed that (i) the reference to “equity securities” in this Section 13 includes preferred stock and (ii), if the Company were to elect to issue preferred stock in satisfaction of its obligations under this Section 13, it could do so in the form of depositary shares for one or more shares of preferred stock as determined by it in its discretion.

14. Exchange for Preferred Stock. At any time prior to the receipt of the Stockholder Approvals, the Warrantholder may cause the Company to exchange this Warrant for a number of shares of Preferred Stock equal to the quotient of (i) the value of this Warrant based on the higher of (A) the Fair Market Value of the Warrant and (B) a computation of the option value of the Warrant using the Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Annex 1 and (ii) the lower of (A) $100,000 or (B) the Fair Market Value of a share of Preferred Stock, provided that the Company shall pay cash to the Warrantholder in lieu of any fractional shares of Preferred Stock. The Company will at all times reserve and keep available, out of its authorized preferred stock, a sufficient number of shares of preferred stock for the purpose of providing for the exchange of this Warrant for shares of Preferred Stock. It is understood and agreed that, in lieu of delivery shares of Preferred Stock pursuant to this Section 14, the Company may deliver depositary shares for shares of a new series of preferred stock having rights, preferences and privileges identical to the Preferred Stock; provided, however, that unless otherwise agreed in writing by Purchaser, the Company may delivery depositary shares as provided in this sentence only if the voting rights of a holder of a single depositary share for such new series of preferred stock shall be substantially identical to the voting rights of a holder of a single share of Preferred Stock. Notwithstanding any provision of this Section 14 to the contrary, the Company shall not be required to deliver shares of Preferred Stock upon exchange of any Warrant to the extent that such delivery would cause or result in any Warrantholder and its Affiliates to be deemed to own, control or have the power to vote, for purposes of the BHC Act or the CIBC Act and the rules and regulations promulgated thereunder, Voting Securities which (assuming full conversion and/or exercise of all such securities) would represent 25% or more of any class of Voting Securities of the Company outstanding at such time (excluding for purposes of this calculation any reduction in the percentage of Voting Securities such Warrantholder and its Affiliates so owns, controls or has the power to vote resulting from transfers by Purchaser and its Affiliates of Securities purchased by Purchaser pursuant to the Investment Agreement).

15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Massachusetts law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Warrant and the transactions contemplated hereby.

16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

17. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its articles of organization.

18. Entire Agreement. This Warrant and the exhibits and attachments hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated:

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

Address:

Attest:

By:
Name:
Title:

Countersigned:

[ ], as Warrant Agent

[ ]

Address:

[Signature Page to Warrant]

[Form Of Notice Of Exercise]

Date:

TO:	[ ]

Boston Private Financial Holdings, Inc.

RE: Election to Subscribe for and Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(ii) of the Warrant):

Name and Address of Person to be

Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

[Form of Assignment To Be Executed If Warrantholder

Desires To Transfer Warrants Evidenced Hereby]

FOR VALUE RECEIVED                                                               hereby sells, assigns and transfers unto

(Please print name)	(Please insert social security or other identifying number)

Address

City, including zip code)

the Warrants represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint                      as attorney to transfer said Warrant Certificate on the books of the Warrant Agent with full power of substitution in the premises.

Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate and must bear a signature guarantee by a bank, trust company or member broker of the New York, Midwest or Pacific Stock Exchange)

Signature Guaranteed

[Form of Assignment]

ANNEX 1

Black-Scholes Assumptions

For the purpose of this Annex 1:

“Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer, which could reasonably result in a Fundamental Change upon consummation.

Underlying Security Price:

•     In the event of a merger or acquisition, (A) in the event of an “all cash” deal, the cash per share offered to the Company’s stockholders by the Acquiror; (B) in the event of an “all stock” deal, (1) in the event of a fixed exchange ratio transaction, the product of (i) the average of the Market Price of the Acquiror’s common stock for the ten trading day period ending on the day preceding the date of the Preliminary Fundamental Change and (ii) the number of Acquiror’s shares being offered for one share of Common Stock and (2) in the event of a fixed value transaction, the value offered by the Acquiror for one share of Common Stock; (C) in the event of a transaction contemplating various forms of consideration for each share of Common Stock, the cash portion, if any, shall be valued as clause (A) above and the stock portion shall be valued as clause (B) above and any other forms of consideration shall be valued by the Board of Directors of the Company in good faith, without applying any discounts to such consideration.

• In the event of all other Fundamental Change events, the average of the Market Price of the Common Stock for the five trading day period beginning on the date of the Preliminary Fundamental Change.

•     In the event of an exchange for Preferred Stock pursuant to Section 14 of the Warrant, the average of the Market Price of the Common Stock for the five trading day period ending on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	The Company’s annualized dividend yield as of (i) the date of the Preliminary Fundamental Change in the event of a Fundamental Change or (ii) the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company in the event of an exchange for Preferred Stock (the “Reference Date”).

Interest Rate:	The applicable U.S. 5-year treasury note risk free rate as of the Reference Date.

Model Type:	Black-Scholes

Exercise Type:	American

Put or Call:	Call

Trade Date:	The Reference Date

Expiration Date:	Expiration Time

Settle Date:	The Reference Date

Exercise Delay:	0

Volatility:	The average daily volatility over the previous six months for the Common Stock as listed by Bloomberg L.P., as of the Reference Date

Such valuation of the Warrant based on the Black-Scholes methodology shall not be discounted in any way. If the Warrantholder disputes such Black-Scholes valuation pursuant to this Annex 1 as calculated by the Company, the Company and the Warrantholder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the Warrantholder.

The Company covenants that it will not close a Fundamental Change transaction or otherwise facilitate the closing of a tender or exchange offer as referenced above until giving the Warrantholder at least five business days to sell or distribute the Common Stock to be received in an exchange and will cooperate with the Warrantholder to ensure that there is an effective registration statement available to facilitate such a sale during such five business day period or an effective opportunity is provided in the case of a tender or exchange offer as referenced above to tender such shares in to the offer.